Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare reports FOURTH quarter 2024 results

AND PROVIDES 2025 GUIDANCE

Nashville, Tenn., January 24, 2025 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2024.

Key fourth quarter metrics (all percentage changes compare 4Q 2024 to 4Q 2023 unless otherwise noted):

•
Revenues totaled $18.285 billion
•
Net income attributable to HCA Healthcare, Inc. totaled $1.438 billion, or $5.63 per diluted share (which includes an estimated $0.60 per diluted share unfavorable impact from Hurricanes Helene and Milton)
•
Adjusted EBITDA totaled $3.712 billion
•
Cash flows from operating activities totaled $2.559 billion
•
Same facility admissions increased 3.0 percent and same facility equivalent admissions increased 3.1 percent

"We finished 2024 with strong business fundamentals that were consistent with previous quarters," said Sam Hazen, Chief Executive Officer of HCA Healthcare. "The first half of the current decade, which ended in 2024, proved to be another period of long-term growth for the company and resulted in operational improvements across key performance indicators and greater value for our patients, employees and shareholders. These accomplishments are a testament to the incredible work of our teams, and position us well for the future."

Revenues in the fourth quarter of 2024 totaled $18.285 billion, compared to $17.303 billion in the fourth quarter of 2023. Net income attributable to HCA Healthcare, Inc. totaled $1.438 billion, or $5.63 per diluted share, compared to $1.607 billion, or $5.93 per diluted share, in the fourth quarter of 2023. Results for the fourth quarter of 2024 include losses on sales of facilities of $195 million, or $0.59 per diluted share, primarily related to the pending sale of a hospital facility in California. Results for the fourth quarter of 2023 include gains on sales of facilities of $7 million, or $0.03 per diluted share.

For the fourth quarter of 2024, Adjusted EBITDA totaled $3.712 billion, compared to $3.618 billion in the fourth quarter of 2023. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions increased 3.0 percent and same facility equivalent admissions increased 3.1 percent in the fourth quarter of 2024, compared to the prior year period. Same facility emergency room visits increased 2.4 percent in the fourth quarter of 2024, compared to the prior year period. Same facility inpatient surgeries increased 2.8 percent, and same facility outpatient surgeries declined 1.3 percent in the fourth quarter of 2024, compared to the same period of 2023. Same facility revenue per equivalent admission increased 2.9 percent in the fourth quarter of 2024, compared to the fourth quarter of 2023.

Year Ended December 31, 2024

Revenues for the year ended December 31, 2024 totaled $70.603 billion, compared to $64.968 billion for the year ended December 31, 2023. Net income attributable to HCA Healthcare, Inc. was $5.760 billion, or $22.00 per diluted share, compared to $5.242 billion, or $18.97 per diluted share, for the year ended December 31, 2023. Results for the year ended December 31, 2024 include gains on sales of facilities of $14 million, or $0.04 per diluted share. Results for the year ended December 31, 2023 included losses on sales of facilities of $5 million, or $0.04 per diluted share.

For 2024, Adjusted EBITDA totaled $13.882 billion, compared to $12.726 billion in 2023. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Balance Sheet and Cash Flows from Operations

As of December 31, 2024, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $1.933 billion, total debt of $43.031 billion, and total assets of $59.513 billion. During the fourth quarter of 2024, capital expenditures totaled $1.285 billion, excluding acquisitions. Cash flows provided by operating activities in the fourth quarter of 2024 totaled $2.559 billion, compared to $2.674 billion in the fourth quarter of 2023.

During the fourth quarter of 2024, the Company repurchased 4.739 million shares of its common stock at a cost of $1.700 billion. The Company had $764 million remaining under its repurchase authorization as of December 31, 2024. As of December 31, 2024, the Company had $7.986 billion of availability under its credit facilities.

Share Repurchase Program

The HCA Healthcare, Inc. Board of Directors has authorized an additional share repurchase program for up to $10 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions, or otherwise. The repurchase program has no time limit and may be suspended for periods or discontinued at any time.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.72 per share on the Company’s common stock. The dividend will be paid on March 31, 2025 to stockholders of record at the close of business on March 17, 2025.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition, results of operations, and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

Impact of Hurricanes

During the fourth quarter of 2024, the Company incurred additional expenses and experienced loss of revenues estimated at $200 million, or $0.60 per diluted share, associated with Hurricane Helene's impact on its North Carolina facilities, as well as from Hurricane Milton, which impacted certain facilities in Florida.

For the year ended December 31, 2024, the Company incurred additional expenses and experienced loss of revenues estimated at $250 million, or $0.73 per diluted share, associated with the impact of Hurricanes Helene and Milton on the Company's North Carolina facilities and certain facilities in Florida.

These estimates do not include any insurance recoveries the Company may receive. All facilities impacted by Hurricanes Helene and Milton have resumed normal operations.

2025 Guidance

Today, the Company issued the following estimated guidance for 2025:

2025 Guidance Range
Revenues	$72.80 to $75.80 billion
Net Income Attributable to HCA Healthcare, Inc.	$5.85 to $6.29 billion
Adjusted EBITDA	$14.30 to $15.10 billion
EPS (diluted)	$24.05 to $25.85 per diluted share

Capital expenditures for 2025, excluding acquisitions, are estimated to be approximately $5.0 to $5.2 billion.

The Company’s guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding volume growth coupled with an anticipated mostly stable operating environment, payer mix, and the ongoing impacts of the two major hurricanes, the impact of current and future health care public policy developments, as well as general economic conditions, including inflation, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and are subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Annual Stockholders' Meeting

The Company's 2025 annual stockholders' meeting will be held virtually on April 24, 2025 at 2:00 p.m. Central Time for stockholders of record as of February 24, 2025.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of December 31, 2024, HCA operated 190 hospitals and approximately 2,400 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2025, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) changes in or related to general economic conditions nationally and regionally in our markets, including inflation and economic and business conditions (and the impact thereof on the economy, financial markets and banking industry); changes in revenues due to declining patient volumes; changes in payer mix (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions; supply shortages and disruptions (including as a result of geopolitical disruptions); and the impact of potential federal government shutdowns, (2) the impact of our significant indebtedness and the ability to refinance such indebtedness on acceptable terms, (3) the impact of current and future health care public policy developments and possible changes to other federal, state or local laws and regulations affecting the health care industry, including, but not limited to, the expiration of enhanced premium tax credits for individuals eligible to purchase insurance coverage through federal and state-based health insurance marketplaces, (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, attain expected levels of patient volumes and revenues, and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs, Medicaid waiver programs or state directed payments, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) personnel-related capacity constraints, increases in wages and the ability to attract, utilize and retain qualified management and other personnel, including affiliated physicians, nurses and medical and technical support personnel, (9) the highly competitive nature of the health care business, (10) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (11) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (12) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) the emergence of and effects related to pandemics, epidemics and outbreaks of infectious diseases or other public health crises, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) the impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of actual and potential cybersecurity incidents or security breaches involving us or our vendors and other third parties, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and the impact of interoperability requirements, (23) the impact of natural disasters, such as hurricanes and floods, including Hurricanes Milton and Helene, physical risks from climate change or similar events beyond our control on our assets and activities and the communities we serve, (24) changes in U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, (25) the results of our efforts to use technology and resilience initiatives, including artificial intelligence and machine learning, to drive efficiencies, better outcomes and an enhanced patient experience, (26) the impact of recent decisions of the U.S. Supreme Court regarding the actions of federal agencies, and (27) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2023 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

Unaudited

(Dollars in millions, except per share amounts)

	2024		2023
	Amount	Ratio	Amount	Ratio
Revenues	$18,285	100.0%	$17,303	100.0%

Salaries and benefits	7,917	43.3	7,570	43.7
Supplies	2,793	15.3	2,584	14.9
Other operating expenses	3,873	21.2	3,559	20.7
Equity in earnings of affiliates	(10)	(0.1)	(28)	(0.2)
Depreciation and amortization	856	4.6	789	4.5
Interest expense	528	2.9	491	2.8
Losses (gains) on sales of facilities	195	1.1	(7)	—

	16,152	88.3	14,958	86.4

Income before income taxes	2,133	11.7	2,345	13.6

Provision for income taxes	447	2.5	484	2.8

Net income	1,686	9.2	1,861	10.8

Net income attributable to noncontrolling interests	248	1.3	254	1.5

Net income attributable to HCA Healthcare, Inc.	$1,438	7.9	$1,607	9.3

Diluted earnings per share	$5.63		$5.93

Shares used in computing diluted earnings per share (millions)	255.310		271.186

Comprehensive income attributable to HCA Healthcare, Inc.	$1,429		$1,673

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2024 and 2023

Unaudited

(Dollars in millions, except per share amounts)

	2024		2023
	Amount	Ratio	Amount	Ratio
Revenues	$70,603	100.0%	$64,968	100.0%

Salaries and benefits	31,170	44.1	29,487	45.4
Supplies	10,755	15.2	9,902	15.2
Other operating expenses	14,819	21.0	12,875	19.8
Equity in earnings of affiliates	(23)	—	(22)	—
Depreciation and amortization	3,312	4.7	3,077	4.7
Interest expense	2,061	2.9	1,938	3.0
Losses (gains) on sales of facilities	(14)	—	5	—

	62,080	87.9	57,262	88.1

Income before income taxes	8,523	12.1	7,706	11.9

Provision for income taxes	1,866	2.7	1,615	2.5

Net income	6,657	9.4	6,091	9.4

Net income attributable to noncontrolling interests	897	1.2	849	1.3

Net income attributable to HCA Healthcare, Inc.	$5,760	8.2	$5,242	8.1

Diluted earnings per share	$22.00		$18.97

Shares used in computing diluted earnings per share (millions)	261.806		276.412

Comprehensive income attributable to HCA Healthcare, Inc.	$5,798		$5,307

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	December 31,	September 30,	December 31,
	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,933	$2,888	$935
Accounts receivable	10,751	9,915	9,958
Inventories	1,738	1,776	2,021
Other	1,992	2,083	2,013
	16,414	16,662	14,927

Property and equipment, at cost	62,514	61,750	58,548
Accumulated depreciation	(33,100)	(32,703)	(30,833)
	29,414	29,047	27,715

Investments of insurance subsidiaries	569	553	477
Investments in and advances to affiliates	662	705	756
Goodwill and other intangible assets	10,093	9,982	9,945
Right-of-use operating lease assets	2,131	2,201	2,207
Other	230	309	184

	$59,513	$59,459	$56,211

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,276	$4,235	$4,233
Accrued salaries	2,304	2,164	2,127
Other accrued expenses	3,899	3,819	3,871
Long-term debt due within one year	4,698	4,682	2,424
	15,177	14,900	12,655

Long-term debt, less debt issuance costs and discounts of $369, $378 and $333	38,333	38,283	37,169
Professional liability risks	1,544	1,584	1,557
Right-of-use operating lease obligations	1,863	1,924	1,903
Income taxes and other liabilities	2,041	1,982	1,867

Stockholders' equity:
Stockholders' deficit attributable to HCA Healthcare, Inc.	(2,499)	(2,182)	(1,774)
Noncontrolling interests	3,054	2,968	2,834
	555	786	1,060
	$59,513	$59,459	$56,211

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024 and 2023

Unaudited

(Dollars in millions)

	2024	2023
Cash flows from operating activities:
Net income	$6,657	$6,091
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(799)	(935)
Inventories and other assets	334	(126)
Accounts payable and accrued expenses	359	604
Depreciation and amortization	3,312	3,077
Income taxes	22	229
Losses (gains) on sales of facilities	(14)	5
Amortization of debt issuance costs and discounts	35	35
Share-based compensation	360	262
Other	248	189

Net cash provided by operating activities	10,514	9,431

Cash flows from investing activities:
Purchase of property and equipment	(4,875)	(4,744)
Acquisition of hospitals and health care entities	(266)	(635)
Sales of hospitals and health care entities	328	193
Change in investments	(115)	(112)
Other	(5)	(19)

Net cash used in investing activities	(4,933)	(5,317)

Cash flows from financing activities:
Issuances of long-term debt	7,495	3,224
Net change in revolving credit facilities	(1,880)	(1,020)
Repayment of long-term debt	(2,410)	(909)
Distributions to noncontrolling interests	(711)	(640)
Payment of debt issuance costs	(67)	(31)
Payment of dividends	(690)	(661)
Repurchase of common stock	(6,042)	(3,811)
Other	(277)	(246)

Net cash used in financing activities	(4,582)	(4,094)

Effect of exchange rate changes on cash and cash equivalents	(1)	7

Change in cash and cash equivalents	998	27
Cash and cash equivalents at beginning of period	935	908

Cash and cash equivalents at end of period	$1,933	$935

Interest payments	$1,938	$1,892
Income tax payments, net	$1,844	$1,386

HCA Healthcare, Inc.

Operating Statistics

	Fourth Quarter		For the Years Ended December 31,
	2024	2023	2024	2023
Operations:
Number of Hospitals	190	186	190	186
Number of Freestanding Outpatient Surgery Centers*	124	124	124	124
Licensed Beds at End of Period	49,985	49,588	49,985	49,588
Weighted Average Beds in Service	42,705	42,072	42,633	41,873

Reported:
Admissions	559,170	544,554	2,236,595	2,130,728
% Change	2.7%		5.0%
Equivalent Admissions	1,007,623	974,561	3,990,085	3,788,434
% Change	3.4%		5.3%
Revenue per Equivalent Admission	$18,146	$17,755	$17,695	$17,149
% Change	2.2%		3.2%
Inpatient Revenue per Admission	$19,737	$18,992	$19,050	$18,201
% Change	3.9%		4.7%
Patient Days	2,691,710	2,674,331	10,826,574	10,483,236
% Change	0.6%		3.3%
Equivalent Patient Days	4,850,820	4,786,197	19,314,608	18,639,194
% Change	1.4%		3.6%
Inpatient Surgery Cases	135,643	132,417	540,704	528,845
% Change	2.4%		2.2%
Outpatient Surgery Cases	263,832	270,286	1,024,998	1,044,415
% Change	-2.4%		-1.9%
Emergency Room Visits	2,498,429	2,452,395	9,789,265	9,342,783
% Change	1.9%		4.8%
Outpatient Revenues as a Percentage of Patient Revenues	37.9%	38.4%	37.8%	38.3%
Average Length of Stay (days)	4.814	4.911	4.841	4.920
Occupancy**	71.7%	72.5%	72.7%	72.3%

Same Facility:
Admissions	552,610	536,350	2,204,148	2,101,839
% Change	3.0%		4.9%
Equivalent Admissions	980,330	950,949	3,881,505	3,713,950
% Change	3.1%		4.5%
Revenue per Equivalent Admission	$18,185	$17,674	$17,625	$17,071
% Change	2.9%		3.2%
Inpatient Revenue per Admission	$19,835	$19,006	$19,085	$18,185
% Change	4.4%		4.9%
Inpatient Surgery Cases	134,482	130,779	534,330	523,074
% Change	2.8%		2.2%
Outpatient Surgery Cases	257,663	261,155	997,043	1,013,752
% Change	-1.3%		-1.6%
Emergency Room Visits	2,466,784	2,410,050	9,642,016	9,192,154
% Change	2.4%		4.9%

* Excludes freestanding endoscopy centers (26 centers at December 31, 2024 and 24 centers at December 31, 2023).

** Reflects the rate of occupancy (patient days and observations) based on weighted average beds in service.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Fourth Quarter		For the Years Ended December 31,
	2024	2023	2024	2023
Revenues	$18,285	$17,303	$70,603	$64,968

Net income attributable to HCA Healthcare, Inc.	$1,438	$1,607	$5,760	$5,242
Losses (gains) on sales of facilities (net of tax)	149	(9)	(11)	12
Net income attributable to HCA Healthcare, Inc., as adjusted (a)	1,587	1,598	5,749	5,254
Depreciation and amortization	856	789	3,312	3,077
Interest expense	528	491	2,061	1,938
Provision for income taxes	493	486	1,863	1,608
Net income attributable to noncontrolling interests	248	254	897	849

Adjusted EBITDA (a)	3,712	$3,618	$13,882	$12,726

Adjusted EBITDA margin (a)	20.3%	20.9%	19.7%	19.6%

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$5.63	$5.93	$22.00	$18.97
Losses (gains) on sales of facilities	0.59	(0.03)	(0.04)	0.04
Net income attributable to HCA Healthcare, Inc., as adjusted (a)	$6.22	$5.90	$21.96	$19.01

Shares used in computing diluted earnings per share (millions)	255.310	271.186	261.806	276.412

(a)
Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles ("GAAP"). These non-GAAP financial measures are adjusted to exclude losses (gains) on sales of facilities and losses on retirement of debt. We believe net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that adjustments, including losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2025 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2025
	Low	High
Revenues	$72,800	$75,800

Net income attributable to HCA Healthcare, Inc. (a)	$5,850	$6,290
Depreciation and amortization	3,495	3,565
Interest expense	2,230	2,320
Provision for income taxes	1,800	1,950
Net income attributable to noncontrolling interests	925	975

Adjusted EBITDA (a) (b)	$14,300	$15,100

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$24.05	$25.85

Shares used in computing diluted earnings per share (millions)	243.000	243.000

The Company's forecasted guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)
The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)
Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles ("GAAP"). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our healthcare facilities. Adjusted EBITDA is utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.